                                                                    EXHIBIT 11.2

                         CARIBINER INTERNATIONAL, INC.

            Computation of Supplementary Earnings Per Common Share
                   (in thousands, except earnings per share)

                                              For the year ended September 30,
                                              --------------------------------
                                                1995        1996        1997
                                              --------    --------   ---------
Weighted average common stock outstanding
  during the period                            5,177(a)     8,318(a)      21,720
Common stock issued to repay current
  and long-term indebtedness (b)               3,436        1,450          1,125
Conversion of Convertible Note into shares
  of preferred stock and the subsequent
  conversion of such shares into shares
  of Common Stock                              4,110        4,110          --
Conversion of all outstanding shares of
  preferred stock into shares of Common
  Stock                                        3,083        3,083          --
Exercise of Warrants                           1,069        1,069          --
Effect of exercise of warrants computed
  in accordance with the treasury stock
  method                                       (199)         (90)          --
                                            --------    --------     -----------
Total weighted average common stock
  outstanding during the period               16,676       17,940         22,845
                                            ========    =========    ===========

Income before taxes                          $ 1,690    $  12,291      $  30,613

Plus: reduction in interest expense            3,321        1,916          2,245
                                             -------    ---------    -----------
Income before taxes                            5,011       14,207         32,858

Income tax expense                               366        4,972         13,472
                                            --------    ---------    -----------

Net income                                  $  4,645     $  9,235      $  19,386
                                            ========    =========    ===========

Earnings per common share                       0.28         0.52      $    0.85
                                            ========    =========    ===========

(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(b) Supplementary earnings per share reflects the number of shares of common stock upon consummation of the offering used to repay current and long-term indebtedness as if such issuance had occurred at the beginning of the periods presented.